February 22, 2016

Re:    Supplemental Retention Terms of Employment

Dear Joe:

As you know, Building Materials Holding Corporation (together with its successors, "BMC" or the "Company") has merged with Stock Building Supply Holdings, Inc. (the "Stock Merger") forming and new Company known as BMC Stock Holdings, Inc. (BMC Stock or the Company).

We greatly appreciate the contributions that you have made to the Stock Merger and recognize the continuing importance of your work to the success of the Company. Accordingly, in recognition of your extraordinary efforts to date and to encourage your continued dedication to the Company, the Company has elected to provide you with severance protections pursuant to the terms of this letter agreement.

The purpose of this letter is to supplement the terms of your employment with BMC Stock from the date of consummation providing a separation pay agreement if you were to be terminated without cause from the company.

Upon your acceptance of this letter, the following terms will supplement the terms of your employment with BMC Stock. Unless modified by this letter, all other terms of your employment remain in effect.

Compensation for Termination of Employment Without Cause.

As an "at will employee," the Company reserves the right at any time to terminate your employment without "cause" (as defined below). If BMC terminates your employment without cause, you shall receive all earned but unpaid base salary plus any accrued but unused paid time off less standard withholdings for tax and social security purposes through the date of termination. In addition, provided that you execute a release of claims against BMC in a form reasonably satisfactory to the Company that becomes effective, you shall receive within 60 days of the te1mination date, a severance payment in a lump sum amount equal to (i) the annual amount of your base salary immediately preceding termination of your employment and (ii) no later than March 15 of the year-end following the date of your termination of employment, your pro-rata share, based on the number of days worked during the year, of any bonus that you would have received for the year in which your employment is terminated.

If BMC terminates your employment for cause, you shall receive all earned but unpaid base salary plus any accrued but unused paid time off less standard withholdings for tax and social security purposes through the date of termination and no other compensation. The term "cause" shall mean: (i) commission of an act of fraud, embezzlement or misappropriation involving BMC; (ii) conviction by a court of competent jurisdiction of, or enter a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commission of an act, or fail to act, involving BMC which amounts to, or with the passage of time would amount to, willful misconduct, or gross negligence that results or will result in material and demonstrable harm to BMC, if such act is curable and is not corrected within 30 days following receipt written notice thereof from BMC; or (iv) willfully fail to perform your responsibilities or duties for a period of 30 days following receipt of written notice from the BMC.

Miscellaneous.

All other terms and conditions of your employment with the Company remain in full force and effect.

You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the te1ms of this letter agreement confidential). The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Georgia (without giving effect to its conflicts of law).

If the terms of this supplement to your employment with the Company are acceptable, please sign and date the duplicate copy of this letter and return it to me.

Yours truly,

/s/ Peter Alexander
Peter Alexander, Chief Executive Officer

Accepted and agreed to this 23rd day of February, 2016.

By: /s/ Joseph Barnes
Joseph Barnes